EXHIBIT - 10.41

                                 LEASE AGREEMENT

      THIS LEASE AGREEMENT ("LEASE") is made as of the date upon which the latter of the parties hereto executes the same as set forth on the execution page hereof, by and between FLAGLER DEVELOPMENT COMPANY, a Florida corporation, an address of which is 10505 N.W. 112th Avenue, Suite 14, Miami, Florida 33178 ("LANDLORD"), and FMI INTERNATIONAL LLC, a Delaware limited liability company, an address of which is 800 Federal Boulevard, Carteret, New Jersey 07008 ("TENANT").

                                   WITNESSETH:

1. TERM.

      1.1 PROPERTY AND PREMISES.

            Landlord hereby leases to Tenant and Tenant hereby leases from Landlord Suite 5, which is deemed to contain 124,123 rentable square feet of space, and which constitutes all of the rentable square footage in the building known as Building #FLW5 located at 9901 N.W. 106th Street, Medley, Florida 33178 (the "BUILDING"). The Building is included in a multiple-building business and industrial park known as Flagler Station (f/k/a Beacon Station) ("PARK"). The Building and the location of the Premises are as shown on the Site Plan attached hereto as EXHIBIT A. The legal description of the land upon which the Building is situated is set forth in EXHIBIT A-1 attached hereto (the "PROPERTY"). The Building and the Property are collectively referred to herein as the "PREMISES".

      1.2 COMMON AREAS.

            Tenant and its employees and customers will have the nonexclusive right during the Term of this Lease to use the parking areas, streets, driveways, aisles, sidewalks, curbs, delivery passages, loading areas, lighting facilities, and all other areas situated on or in the Park which are designated by Landlord, from time to time, for use by all tenants of the Building or the Park (collectively, the "COMMON AREAS"), in common with Landlord, other tenants of the Park and other persons designated by Landlord, subject to the Rules and Regulations promulgated by Landlord from time to time. The Common Areas do not include any portion of the Premises. All of the yard space within the fenced area of the Premises shall be for the exclusive use of Tenant.

      1.3 LEASE TERM.

            The term of this Lease (the "TERM") shall be 62 calendar months. The Term shall commence on the date of Substantial Completion of the Landlord's Work, as defined in the Work Letter attached hereto as EXHIBIT E (the "COMMENCEMENT DATE"), which is projected to be 30 days from and after the Delivery Date (as defined below) (the "PROJECTED COMPLETION DATE"), and shall in no event be earlier than January 1, 2007; provided, however, that Tenant shall have no right to possession of the Premises until the "Security Deposit" (as defined herein) has been delivered to Landlord (the Security Deposit shall not be deemed delivered to Landlord if it is in

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the form of a check until that check has cleared the bank and the full amount of the funds have been credited to Landlord's account) and Tenant has provided Landlord with a certificate of insurance evidencing the insurance coverages that Tenant is obligated to maintain pursuant to this Lease. Landlord and Tenant shall execute a Memorandum of Lease Commencement substantially in accordance with EXHIBIT C attached hereto establishing the Commencement Date as soon as it has been determined.

            As of the date that Landlord Substantially Completes the Landlord's Work with respect to at least 50% of the warehouse area of the Premises (the "INITIAL SPACE"), and delivers the Initial Space to Tenant (the "DELIVERY DATE"), Tenant and its employees, agents and contractors may enter into the Initial Space (and such other portions of the warehouse area of the Premises as Landlord Substantially Completes Landlord's Work therein) for the sole purpose of installing Tenant's racking system; provided, however, that in connection with the access permitted hereunder, Tenant covenants (i) to comply with all reasonable standards and regulations established by Landlord and to coordinate its efforts with Landlord's contractor to ensure timely completion of all work in the Premises and the maintenance of the Premises in a safe condition; (ii) that prior to exercising such right, Tenant shall deliver to Landlord a certificate of insurance evidencing the insurance coverage that Tenant is obligated to maintain pursuant to this Lease; and (iii) that Tenant shall indemnify and hold Landlord harmless from and against any and all claims arising from, or claimed to arise from, or out of the performance of any work by or on behalf of Tenant in the Premises, or for any other reason whatsoever arising out of Tenant's access to or being in the Premises prior to the Commencement Date. If the Delivery Date does not occur on or before January 15, 2007 (as extended by Force Majeure), then the Free Rent Period (as defined herein) shall be extended by one day for each day between January 15, 2007 and the Delivery Date. Notwithstanding the foregoing to the contrary, the Delivery Date shall not be deemed to have occurred unless and until Landlord has completed the Landlord's Work relating to (i) the repair or replacement of warehouse lights and (ii) the removal of any hazmat cage (including any Punch List Items related to items (i) and (ii) above) in the Initial Space. Landlord shall endeavor to provide Tenant with two weeks' prior notice of the projected Delivery Date.

            Landlord will cause Substantial Completion of the Landlord's Work on or before the Projected Completion Date, as extended by Force Majeure (as defined in SECTION 11.10) and/or any delay caused by Tenant, its agents, employees or contractors ("TENANT DELAY"), in which case the Projected Completion Date, if adversely affected by Force Majeure and/or Tenant Delay, will be extended by one day for each day of such Force Majeure and/or Tenant Delay. If Substantial Completion of the Landlord's Work is not achieved by Landlord on or before the Projected Completion Date, as extended by Force Majeure and/or Tenant Delay (the "COMPLETION DEADLINE"), the Free Rent Period will be extended by one day for each day between the Completion Deadline and the Commencement Date ("TENANT'S DELAY DAMAGES"), which Tenant Delay Damages are deemed to be liquidated damages and shall constitute Tenant's sole and exclusive remedy for such delay (except as otherwise expressly set forth in this SECTION 1.3), and not a penalty. Tenant's actual damages for late Substantial Completion of the Landlord's Work are difficult and impractical to ascertain, and the Tenant's Delay Damages are intended to be reasonable estimates for the amounts of damages that Tenant will suffer by reason of Landlord's

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delay in completing the Landlord's Work. Notwithstanding the foregoing to the contrary, for purposes of this SECTION 1.3 only, Force Majeure shall not be deemed to include any labor disputes or strikes.

            Notwithstanding anything herein to the contrary, this Lease and Landlord's obligations hereunder are contingent upon Landlord securing possession and control of the Premises from the existing tenant. If Landlord fails to secure possession and control of the Premises from the existing tenant on or before January 31, 2007, Tenant shall have the option to terminate this Lease by delivering written notice to Landlord any time after such date, but before Landlord notifies Tenant that Landlord has secured possession and control of the Premises, and if Tenant terminates this Lease, Landlord shall refund to Tenant, within 10 days of Tenant's delivery of Tenant's termination notice, any sums previously paid by Tenant to Landlord, and otherwise neither Landlord nor Tenant will have any liability to the other. In the event that Tenant terminates this Lease pursuant to the terms hereof, then Tenant shall be deemed to have waived any right to collect Tenant Delay Damages and any and all other claims against Landlord relating to Landlord's failure to secure possession of the Premises from the existing Tenant, it being agreed that Tenant's sole remedies as a result of Landlord's failure to secure possession of the Premises and timely achieve Substantial Completion shall be as provided in this SECTION 1.3 and all other remedies of Tenant as a result of such failures are deemed to be waived by Tenant upon such election.

      1.4 OPTION TO RENEW.

            Landlord hereby grants Tenant the option to renew (the "RENEWAL OPTION") the initial Term (not to include, for purposes of this SECTION 1.4 only, any Renewal Term, as hereinafter defined) for one (1) additional term of 60 months (the "RENEWAL TERM"), commencing as of the date immediately following the expiration of the initial Term, such option to be subject to the following covenants and conditions:

            (i) Tenant shall give Landlord notice (the "RENEWAL NOTICE") of Tenant's election to exercise its Renewal Option not later than 180 days prior to the expiration of the initial Term of the Lease; provided that Tenant's failure to give the Renewal Notice by said date, whether due to Tenant's oversight or failure to cure any existing defaults or otherwise, shall render the Renewal Option null and void.

            (ii) Tenant shall not be permitted to exercise any Renewal Option at any time during which Tenant is in default under the Lease, subject to applicable notice and cure periods (if any). If Tenant fails to cure any default under the Lease prior to the commencement of the Renewal Term, subject to applicable notice and cure periods, the Renewal Term shall be immediately canceled, unless Landlord elects to waive such default, and Tenant shall forthwith deliver possession of the Premises to Landlord as of the expiration or earlier termination of the initial Term of the Lease.

            (iii) Tenant shall be deemed to have accepted the Premises in "as-is" condition as of the commencement of the Renewal Term, subject to any other repair and maintenance

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obligations of Landlord under the Lease, it being understood and agreed that
Landlord shall have no additional obligation to renovate or remodel the Premises or any portion of the Building as a result of Tenant's renewal of the Lease.

            (iv) The covenants and conditions of the Lease in force during the initial Term, as the same may be modified from time to time, shall continue to be in effect during the Renewal Term, except that the "Base Rent" for the Renewal Term shall be at the rate then prevalent in Miami-Dade County, Florida for similar properties (the "FAIR MARKET RENTAL VALUE"), but in no event shall such rate be less than the Base Rent for the year immediately preceding the first year of such Renewal Term, and shall escalate annually at the rate of three percent (3%). Following receipt by Landlord of the Renewal Notice, Landlord shall notify Tenant of the "fair market rental value" of the Premises as of the commencement of the Renewal Term. If Tenant disputes Landlord's opinion, Tenant shall have the right, by written notice to Landlord given within 20 days after receiving Landlord's notice of the "fair market rental value", to object to the amount thereof. Failure by Tenant to give notice of objection within such 20-day period (time being of the essence) shall constitute an acceptance by Tenant of the "fair market rental value" as determined by Landlord. If Tenant shall so object, Tenant shall, at its cost and expense, engage an appraiser who is a member of the Appraisal Institute and who has at least five (5) years experience in the appraisal of similar buildings in the Miami-Dade County, Florida area, to determine the "fair market rental value" of the Premises as of the commencement of the Renewal Term. Such appraiser shall render his or her report to Landlord and Tenant not later than 30 days after the date of Tenant's notice of objection to the "fair market rental value" as determined by Landlord. If such appraiser shall fail to render such report within said 30-day period (time being of the essence), Tenant's objection to the "fair market rental value" as determined by Landlord shall conclusively be deemed to have been waived and the Base Rent for the Renewal Term shall be as determined by Landlord. If the appraiser shall render his or her report within such 30-day period and the "fair market rental value" so determined shall not be acceptable to Landlord, Landlord shall have the right, at its cost and expense, to so notify Tenant. Landlord shall then select an appraiser (having the same qualifications as those set forth above) to determine the "fair market rental value" of the Premises as of the commencement of the Renewal Term. In the event that the two appraisals shall determine a "fair market rental value" which shall not differ by more than 5% of the lower rent, the "fair market rental value" shall be deemed to be the average of the two appraisals. If the two appraisals shall differ by more than such 5% amount, then the two appraisers shall select a third appraiser, and the "fair market rental value" of the Premises as determined by such third appraiser shall be binding and conclusive upon Landlord and Tenant. The appraiser for Landlord and the appraiser for Tenant shall select such third appraiser within 10 days after Landlord notifies Tenant that such third appraisal is required. The said third appraiser shall be instructed to render his or her report to Landlord and Tenant not later than 30 days after the date of his or her engagement.

            (v) Tenant's Renewal Option shall not be transferable by Tenant, except in conjunction with a permissible transfer in accordance with the applicable provisions of the Lease. In no event shall a subtenant have the right to exercise a Renewal Option.

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2. RENT AND OTHER CHARGES.

      2.1 BASE RENT.

            Tenant agrees to pay monthly rent ("BASE RENT") on the first day of each month of the Term, together with any and all rental, sales or use taxes levied by any governmental body for the use or occupancy of the Premises and any rent or other charges payable hereunder in accordance with the following schedule:

                     CALENDAR MONTHS      MONTHLY BASE RENT
                     ---------------      -----------------
                           1-2                  Abated
                           3-14               $44,580.84
                          15-26               $46,339.25
                          27-38               $48,201.10
                          39-50               $50,166.38
                          51-62               $52,131.66

            If the Commencement Date should be a date other than the first day of a calendar month, then the first installment of Base Rent shall be prorated by multiplying the regular monthly installment of Base Rent by a fraction, the numerator of which is the number of days from the Commencement Date through the final day of the first calendar month of the Term and the denominator of which is the total number of days in the calendar month in which the Commencement Date occurs. In such event, Lease Month 1 would commence on the first day of the calendar month following the month in which the Commencement Date occurs.

            Base Rent shall be paid without demand, set off or deduction to Landlord at P.O. Box 861945, Orlando, Florida 32886-1945 or such other address as Landlord directs in writing. Landlord shall endeavor to deliver an invoice to Tenant each month setting forth the amount of Rent to be paid by Tenant; provided, however, that Landlord's failure to deliver any such invoice to Tenant shall not excuse Tenant from its payment obligations under this Lease.

            Tenant shall deliver to Landlord, simultaneous with Tenant's execution and delivery to Landlord of this Lease, the sum of $71,939.62, representing one month's prepaid Base Rent plus one month's prepaid Operating Expenses plus sales tax ("PREPAID RENT"), which sum shall be applied to the first full calendar month of the Term that Rent is due and payable. Rent owed for the initial partial calendar month of the Term, if any, will be invoiced by Landlord and paid by Tenant with Tenant's next rent payment. Notwithstanding anything to the contrary contained in this Lease, provided this Lease is then in good standing and Tenant is not in default, Base Rent and Operating Expenses for the first two (2) full calendar months of the Term (the "FREE RENT PERIOD") shall be abated. The foregoing shall not alter Tenant's obligation to deliver all agreed Prepaid Rent to Landlord upon execution of this Lease, and such Prepaid Rent shall be applied to the first full calendar month of the Term following the month for which Rent is abated.

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      2.2 LATE CHARGES.

            If any Base Rent or other payment due under this Lease is not received by Landlord within 10 days of the due date of such payment, Tenant shall pay, in addition to such payment a late charge equal to the greater of 5% of the payment which is past due or $250.00. If any payment due from Tenant shall remain overdue for more than 10 days, interest shall accrue daily on the past due amount from the date such amount was due until paid or judgment is entered at a rate equivalent to the lesser of 18% per annum and the highest rate permitted by law. Interest on the past due amount shall be in addition to and not in lieu of the 5% late charge or any other remedy available to Landlord. Notwithstanding the foregoing, no late charge or interest shall be due and payable on the first 2 instances of late payment in any calendar year unless such payment remains outstanding for more than 10 days after Tenant's receipt of written notice of the past due amount.

      2.3 ADDITIONAL RENT.

            All charges payable by Tenant under the terms of this Lease other than Base Rent are called "ADDITIONAL RENT." Unless this Lease provides otherwise, all Additional Rent shall be paid with the next monthly installment of Base Rent and shall include all applicable sales or use taxes. The term "RENT" shall mean Base Rent and Additional Rent.

      2.4 OPERATING EXPENSES.

            2.4.1 DEFINITIONS. For all purposes of this Lease, the following terms shall have the meanings ascribed to them herein.

                  2.4.1.1 "OPERATING EXPENSES" shall mean any expenses incurred whether by Landlord or by others on behalf of Landlord, arising out of Landlord's maintenance, operation, repair, replacement (if such replacement is generally regarded in the industry as increasing operating efficiency or is required under any Applicable Law that was not in effect or not applicable to the Park on the Commencement Date) and administration of the Park, Building, Premises and Common Areas, including, without limitation: (i) all real estate, personal property and other ad valorem taxes, and any other levies, charges, local improvement rates, and assessments whatsoever assessed or charged against the Park, Building, Premises and Common Areas, the personal property owned by Landlord and used in the operation of the Park, Building or Common Areas therein contained, including any amounts assessed or charged in substitution for or in lieu of any such taxes, excluding only income, profits, franchise or capital gains taxes imposed upon Landlord, and including all fees and costs associated with the appeal of any assessment on taxes; (ii) insurance that Landlord is obligated or permitted to obtain under this Lease and any deductible amount applicable to any claim made by Landlord under such insurance; (iii) security, if any is provided by Landlord; (iv) landscaping and pest control, (v) a reasonable management fee; (vi) electricity, water, sewer, gas, window washing, janitorial services, trash and debris and other maintenance and utility charges (to the extent not paid directly by Tenant to the provider); (vii) wages and benefits, and all taxes thereon, payable to employees of Landlord and Landlord's property manager whose duties are directly connected

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with the operation and maintenance of the Premises, Building, Common Areas or
Park (which amounts shall be prorated as to any employees whose duties cover other buildings so as to apply only to the Building); and (viii) dues and assessments under any applicable deed restrictions or declarations of covenants and restrictions. If the Park is a multi-building project and any tax expense, insurance expense, or other Operating Expense is not assessed separately or charged specifically to the Building, but is charged against the Park as a whole, Landlord shall reasonably determine the portion of such Operating Expenses chargeable to Tenant based upon a fraction in which the numerator is the square footage of the Premises and the denominator is the total square footage of all buildings in the Park (or applicable portion thereof), as the same may be expanded.

                        Operating Expenses shall, however, exclude: (i) interest and principal amortization or other payments made by Landlord on loans to Landlord, including mortgage loans and other debt costs or ground lease payments, if any; (ii) depreciation of buildings and other improvements (except permitted amortization of certain capital expenditures); (iii) legal fees in connection with leasing, tenant disputes or enforcement of leases; (iv) real estate brokers' commissions or marketing costs; (v) improvements or alterations to tenant spaces not required by law or insurance underwriting standards; (vi) the cost of providing any service directly to, and paid or assumed directly by, any tenant; (vii) costs of any items to the extent Landlord receives reimbursement from insurance proceeds condemnation proceeds or from a warranty or other such third party (such proceeds to be deducted from Operating Expenses in the year in which received); (viii) costs of repairs required as the result of or arising from the negligent act or omission of Landlord or any of its agents, servants, employees, contractors, or sub-contractors; (ix) any and all judgments against Landlord, except to the extent that said judgments represent actual costs and expenses of the nature described in subparagraphs (i) through
(viii) in the preceding paragraph; (x) costs of maintenance and operation of, and repairs, additions and replacements made to, buildings in the Park other than the Building; and (xi) capital expenditures, except those (a) made primarily to reduce Operating Expenses or increases therein, or to comply with laws or insurance requirements (excluding capital expenditures to cure violations of laws or insurance requirements that existed prior to the date of this Lease), or (b) for replacements (as opposed to additions or new improvements); provided, any such permitted capital expenditure shall be amortized (with interest at the prevailing loan rate available to Landlord when the cost was incurred) over: (x) the period during which the reasonable estimated savings in Operating Expenses equals the expenditure, if applicable, or (y) the useful life of the item as reasonably determined by Landlord, but in no event less than 5 years nor more than 10 years.

                  2.4.1.2 "TENANT'S SHARE" shall mean 100% of the annual Operating Expenses of the Building. Notwithstanding anything to the contrary contained in this Section 2.4, for the purpose of determining Tenant's Share of Operating Expenses, the increases in Operating Expenses, other than taxes and assessments, property owners' association assessments, insurance, utilities, contracts which have obligations that increase based on increases in the Consumer Price Index (CP1) and other expenses that are outside the Landlord's immediate control, shall be capped at cumulative increases of five percent (5%) per year.

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            2.4.2 PAYMENT OF OPERATING EXPENSES. In addition to the payment of
Base Rent, Tenant shall pay Tenant's Share to Landlord during the Term. On or before March 31st of each year, Landlord shall provide an estimate of the Operating Expenses for the current calendar year and an estimate of Tenant's Share, if any (the "ESTIMATE STATEMENT"). Tenant shall remit monthly one-twelfth (l/12th) of Tenant's Share (the "ESTIMATED PAYMENT") as Additional Rent together with its payments of Base Rent; provided that Landlord may invoice Tenant retroactively for the months within the Term of January through the month of issuance of the Estimate Statement. On or before March 31st of each calendar year, Landlord shall send a statement to Tenant detailing all Operating Expenses for the prior year and setting forth the amount representing the Tenant's Share, as reconciled for the actual Operating Expenses of the prior year (the "OPERATING EXPENSE STATEMENT"). If the Operating Expense Statement indicates that the estimated Operating Expenses paid by Tenant during the preceding year exceeded Tenant's Share, then Tenant shall be given a credit in the amount of the difference between the Estimated Payments made in the preceding year and the Tenant's Share against its next due installments of Operating Expenses. If the Operating Expense Statement indicates that Tenant's Share exceeded the Estimated Payments, then Tenant shall remit the difference to Landlord as Additional Rent within 30 days following Tenant's receipt of the Operating Expense Statement. Landlord's failure to provide a statement shall not prejudice Landlord's right to collect a shortfall or Tenant's right to receive a credit for over payments.

            2.4.3 TENANT SPECIFIC OPERATING EXPENSES. If the nature of Tenant's business within the Premises is such that additional costs are incurred by Landlord for insurance, cleaning, utilities, sanitation, trash removal, pest control, disposal services or other Operating Expenses, Tenant agrees to pay as Additional Rent to Landlord on demand the amount of such additional costs.

            2.4.4. UTILITIES; JANITORIAL SERVICES.

                  2.4.4.1 UTILITIES AT THE PREMISES. Tenant shall be solely responsible for and shall promptly pay directly to the service provider all charges for gas, heat, light, electricity, security, power, telephone and any other utility or service used in or servicing the Premises and all other costs and expenses involved in the care, maintenance, and use thereof.

                  2.4.4.2 JANITORIAL SERVICES. Tenant shall be solely responsible for and shall promptly pay for all window washing, janitorial service and trash and debris removal charges relating to the Premises.

            2.4.5 TENANT'S REVIEW OF OPERATING EXPENSES. Tenant shall have the right to examine and review Landlord's books and records pertaining to Operating Expenses ("TENANT'S REVIEW"), at Tenant's expense, one time during each calendar year provided that (i) Tenant provides Landlord with written notice of its election to conduct Tenant's Review no later than three (3) months following Tenant's receipt of the Operating Expense Statement and completes Tenant's Review within 60 days after giving such notice; (ii) there is no event of default under the Lease as of the date that Tenant delivers such notice or any default that occurs during Tenant's Review after the giving of notice and that is not cured or in the process of being cured

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within any applicable cure periods, provided, however, that Tenant shall lose the right to perform Tenant's Review if such default is not cured during the applicable cure period; (iii) Tenant fully and promptly pays all Rent, including Tenant's Share of Operating Expenses as billed by Landlord pending the outcome of Tenant's Review; (iv) Tenant's Review is conducted by a qualified employee of Tenant or by an accounting firm engaged by Tenant on a non-contingency fee basis; (v) Tenant and the person(s) conducting Tenant's Review agree that they will not divulge the contents of Landlord's books and records or the result of their examination to any other person, including any other tenant in the Park, other than Tenant's attorneys, accountants, employees and consultants who have need of the information for purposes of administering this Lease for Tenant or as otherwise required by law. Tenant shall not be entitled to challenge Landlord's calculation of Operating Expenses in any year(s) prior to the year for which Tenant's Review is being conducted, all such Operating Expenses to be deemed final and binding on the parties once Tenant's Review for that year has been conducted or Tenant's right to conduct Tenant's Review for such year has elapsed. Tenant's Review shall be conducted at Landlord's office where the records are maintained during Landlord's normal business hours. In the event that Tenant's Review demonstrates that Landlord has overstated Operating Expenses, Landlord shall reimburse Tenant for any overpayment of Tenant's Share of such Operating Expenses within 30 days of Landlord's receipt of reasonably sufficient documentation of such overstatement from Tenant; provided, however, that Tenant's Review must be completed within the time frames set forth in (i) above or Landlord shall have no obligation to reimburse Tenant for any overstatement of Operating Expenses for that year then under review. In the event that Tenant's Review demonstrates that Landlord has overstated the Operating Expenses for the year reviewed by more than 5%, Landlord shall reimburse Tenant for its reasonable out-of-pocket expenses incurred in conducting Tenant's Review, provided that the amount of such reimbursement shall not exceed the amount of the overstatement of Operating Expenses, in addition to reimbursement of the overstated Operating Expense amount, within 30 days of Landlord's receipt of documentation reasonably acceptable to Landlord reflecting the cost of Tenant's Review Tenant's Review. If Landlord has not overstated Operating Expenses or if any such overstatement is less than 5%, then Tenant's Review shall be conducted at Tenant's sole cost and expense.

3. USE OF PROPERTY.

      3.1 PERMITTED USES.

            Tenant may use the Premises only for the following Permitted Use:
(i) warehouse and distribution of apparel and other general merchandise, (ii) sales and brokerage services for freight transportation, ocean non-vessel operators and foreign consolidation, (iii) office use related to the uses described in (i) and (ii), and, (iv) subject to the terms of the Declaration (as defined in SECTION 3.8 below), storage of ocean containers, storage containers, and tractor trailers outside the Building within the fenced area of the Premises. Tenant shall not stack any containers outside of the Building. Tenant shall observe all reasonable rules and regulations established by Landlord from time to time for the Building. The rules and regulations in effect as of the date hereof are attached to and made a part of this Lease as EXHIBIT B. Landlord will have the right at all times to change and amend the rules and regulations in any reasonable manner as

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it may deem advisable for the safety, care and operation or use of the Park or the Premises and shall notify Tenant thereof. Tenant shall not create a nuisance or use the Premises for any illegal or immoral purpose.

      3.2 COMPLIANCE WITH LAWS.

            3.2.1 LANDLORD'S COMPLIANCE. Except as set forth in SECTION 3.2.2 below, during the Term of this Lease, Landlord shall be responsible for making any modifications to the Building (including the Premises) and Park or its appurtenances, but including the parking lot, common areas, and entrances serving the Park and Building, required pursuant to any federal, state or local laws, common law, ordinances, building codes, and rules and regulations of governmental entities having jurisdiction over the Park and/or the Building, including but not limited to the Board of Fire Underwriters and the Americans with Disabilities Act (the "ADA") and all regulations and orders promulgated pursuant to the ADA (collectively, "APPLICABLE LAWS"). Any modifications to the Park and the Building made by Landlord pursuant to the provisions of this paragraph shall initially be at Landlord's expense, but the cost thereof may be included in Operating Expenses pursuant to SECTION 2.4, to the extent expressly permitted therein.

            3.2.2 TENANT'S COMPLIANCE. Tenant shall comply with all Applicable Laws relating to its use or occupancy of the Premises, and shall promptly comply with all governmental orders and directives for the correction, prevention, and abatement of any violation of Applicable Laws in, upon, or connected with the Premises, all at Tenant's sole expense. Tenant warrants that all improvements or alterations of the Premises made by Tenant or Tenant's employees, agents or contractors, either prior to Tenant's occupancy of the Premises or at any time during the Term (excluding the Landlord's Work), will comply with all Applicable Laws. Tenant will procure at its own expense all permits and licenses required for the transaction of its business in the Premises. In addition, Tenant warrants that its use of the Premises will be in strict compliance with all Applicable Laws. In the event that (i) Tenant's specific use and occupancy of the Premises, or (ii) any alterations to the Premises performed by or on behalf of Tenant pursuant to this Lease (including, without limitation, the installation of Tenant's racking system), necessitates or triggers any modifications (including structural modifications) to the Premises or Building or alterations to the Building systems, the same shall be made by Landlord pursuant to a budget reasonably agreed upon by Landlord and Tenant and promptly reimbursed by Tenant within 30 days after written demand by Landlord.

      3.3 HAZARDOUS MATERIAL.

            Throughout the Term, Tenant will prevent the presence, use, generation, release, discharge, storage, disposal, or transportation of any Hazardous Materials (as hereinafter defined) on, under, in, above, to, or from the Premises except that Hazardous Materials may be used in the Premises as necessary for the customary maintenance of the Premises provided that same are used, stored and disposed of in strict compliance with Applicable Laws. For purposes of this provision, the term "HAZARDOUS MATERIALS" will mean and refer to any wastes, materials, or other substances of any kind or character that are or become regulated as hazardous or toxic waste or substances, or which require special handling or treatment, under any Applicable Laws.

            If Tenant's activities at the Premises or Tenant's use of the Premises (a) results in a release of Hazardous Materials that is not in compliance with Applicable Laws or permits issued thereunder; (b) gives rise to any claim or requires a response under Applicable Laws or permits issued thereunder; (c) causes a significant public health effect; or (d) creates a nuisance, or (e) causes the presence at the Premises of Hazardous Materials in levels that violate Applicable Laws or permits issued thereunder, then Tenant shall, at its sole cost and expense: (i) immediately provide verbal notice thereof to Landlord as well as notice to Landlord in the manner required by this Lease, which notice shall identify the Hazardous Materials involved and the emergency procedures taken or to be taken; and (ii) promptly take all action in response to such situation required by Applicable Laws, provided that Tenant shall first obtain Landlord's approval of the non-emergency remediation plan to be undertaken. In the event of Hazardous Materials contamination at the Premises, other than as a result of Tenant's activities at the Premises or Tenant's use of the Premises, then the work required to bring the Premises into compliance with Applicable Laws will be performed by Landlord, at its expense (and shall not be passed through as Operating Expenses).

            Tenant acknowledges that it has received and reviewed the executive summary from that certain Phase I Environmental Assessment dated May 29, 2001, prepared by Professional Service Industries, Inc. (the "PHASE I").

            Tenant shall at all times indemnify and hold harmless Landlord against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges and expenses (including reasonable attorneys' fees) of any nature whatsoever suffered or incurred by Landlord to the extent they were caused by the following activities of Tenant on the Premises during the Term (and any other period when Tenant is in possession of the Premises) and arise from events or conditions which came into existence after the Commencement Date: (i) any release, threatened release, or disposal of any Hazardous Materials at the Premises, or (ii) the violation of any Applicable Laws at the Premises, pertaining to protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous wastes or occupational health and safety. The foregoing obligations of Tenant shall survive the expiration or earlier termination of this Lease.

            Landlord shall at all times indemnify and hold harmless Tenant against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges and expenses (including reasonable attorneys' fees) of any nature whatsoever suffered or incurred by Tenant to the extent they were caused by the following activities of Landlord at the Premises:
(i) any release, threatened release, or disposal of any Hazardous Materials at the Premises, or (ii) the violation of any Applicable Laws at the Premises, pertaining to protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous wastes or occupational health and safety.

      3.4 SIGNS.

            Tenant shall not place any signs on the Premises, Building or Park except with the prior written consent of Landlord, including consent as to location and design, which may be withheld in Landlord's sole discretion, provided that Tenant may place exterior signs on the exterior of and in front of the Building in locations approved in advance by Landlord, provided that any and all such signs shall be installed and shall be maintained by Tenant, at its sole cost and expense and shall be in compliance with Landlord's sign criteria (a copy of which is attached hereto as EXHIBIT D), the Rules and Regulations and all Applicable Laws. Tenant shall be responsible to Landlord for the installation, use, or maintenance of said signs and any damage caused thereby. Tenant agrees to remove all of its signs prior to termination of the Lease and upon such removal to repair all damage incident to such removal.

      3.5 LANDLORD'S ACCESS.

            Landlord shall be entitled during normal business hours and upon reasonable notice to Tenant (but no notice is required in emergencies) to enter the Premises to examine them and to make such repairs, alterations, or improvements thereto as Landlord is required by this Lease to make or which Landlord considers necessary or desirable. Tenant shall not unduly obstruct any pipes, conduits, or mechanical or other electrical equipment so as to prevent reasonable access thereto. Landlord shall exercise its rights under this section, to the extent possible in the circumstances, in such manner so as to reduce, if practical, interference with Tenant's use and enjoyment of the Premises. Landlord and its agents have the right to enter the Premises during normal business hours and upon reasonable notice to show them to prospective purchasers, lenders, or anyone having a prospective interest in the Building, and, during the last six months of the Term or any renewal thereof, to show them to prospective tenants. Landlord may place customary "For Sale" or "For Lease" signs on the Premises, Building or Park as Landlord deems necessary. Landlord will have the right at all times to enter the Premises in the event of an emergency affecting the Premises.

      3.6 QUIET POSSESSION.

            If Tenant pays all Rent and fully performs all of its obligations under this Lease, Tenant shall be entitled to peaceful and quiet enjoyment of the Premises for the full Term without interruption or interference by Landlord or any person claiming through Landlord.

      3.7 [Intentionally Deleted].

      3.8 COVENANTS AND RESTRICTIONS.

            Tenant hereby acknowledges and agrees that the Building, and Tenant's occupancy thereof, is subject to certain declarations and agreements (the "DECLARATION"), which Declaration has been recorded among the Public Records of Miami-Dade County, Florida.

      3.9 PARKING.

            Tenant shall have the exclusive use of all of the parking spaces associated with the Building, including, but not limited to, the car and truck trailer spaces depicted on the Site Plan attached hereto as EXHIBIT A. All motor vehicles (including all contents thereof) shall be parked in such spaces at the sole risk of Tenant, its employees, agents, invitees and licensees, it being expressly agreed and understood that Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and that Landlord is not responsible for the protection and security of such vehicles, or the contents thereof. Nothing in this SECTION 3.9 shall exonerate Landlord for damage to any such vehicles or the contents thereof caused by Landlord or any of it employees or agents.

      3.10 TENANT'S ACCESS.

            Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, 365 days per year, subject to reasonable security measures and except in the event of an emergency, casualty, force majeure or similar event which causes Landlord to limit access to tenants.

4. TENANT ALTERATIONS AND IMPROVEMENTS.

      4.1 TENANT IMPROVEMENTS.

            If any construction of tenant improvements is necessary for the initial occupancy of the Premises, such construction will be accomplished and the cost of such construction will be borne by Landlord and/or Tenant in accordance with EXHIBIT E attached hereto (the "WORK LETTER"). Except as expressly provided in this Lease, and except for any Punch List Items (as defined in the Work Letter), Tenant acknowledges and agrees that Landlord has not undertaken to perform any modification, alteration or improvements to the Premises, and, subject to Tenant's right to inspect the Premises prior to taking possession thereof and note any material defects in the Premises (which defects shall be repaired by Landlord within a reasonable period of time thereafter), Tenant further waives any defects (excluding latent defects) in the Premises and acknowledges and accepts (1) the Premises in their "AS IS" condition, and as suitable for the purpose for which they are leased, and (2) the Park and every part and appurtenance thereof as being in good and satisfactory condition. If any improvements, modifications or alterations, beyond those specified in the Work Letter are required for Tenant's initial occupancy of the Premises, due solely to Tenant's use of the Premises, by any governmental or municipal body or agency or are required by any Applicable Law, Tenant will be solely responsible for all associated expenses. After the Commencement Date, if any improvements, modifications or alterations are required by any governmental or municipal body or agency or due to any Applicable Law as a result of Tenant's use of the Premises, Tenant will be solely responsible for all associated costs.

      4.2 TENANT ALTERATIONS.

            Tenant will not make or allow to be made any alterations in or to the Premises without first obtaining the written consent of Landlord, which consent may be granted or withheld in Landlord's sole discretion if such alterations affect any Building system, otherwise such consent shall not be unreasonably withheld. Notwithstanding the foregoing, Tenant shall have the right, without first obtaining Landlord's consent, to make non-structural alterations to the Premises so long as such alterations (a) cost less than $25,000.00, and (b) do not adversely affect any Building system; provided that Tenant delivers the plans and specifications for such alterations to Landlord prior to any demolition or construction in connection therewith. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord. All Tenant alterations will be accomplished in a good and workmanlike manner at Tenant's sole expense, in conformity with all Applicable Laws by a licensed and bonded contractor approved in advance by Landlord, such approval of contractor not to be unreasonably withheld or delayed. All contractors performing alterations in the Premises shall carry workers' compensation insurance, commercial general liability insurance, automobile insurance and excess liability insurance in amounts reasonably acceptable to Landlord and shall deliver a certificate of insurance evidencing such coverages to Landlord prior to commencing work in the Premises. Upon completion of any such work, Tenant shall provide Landlord with "as built" plans, copies of all construction contracts, and proof of payment for all labor and materials. Any Tenant alterations to the Premises made by or installed by either party hereto will remain upon and be surrendered with the Premises and become the property of Landlord upon the expiration or earlier termination of this Lease without credit to Tenant; provided, however, Landlord may, at its option, by providing written notice to Tenant at the time Landlord approves Tenant's request for Landlord's consent to its additions and/or alterations, require Tenant to remove any additions and/or repair any alterations to restore the Premises to the condition existing at the time Tenant took possession, with all costs of removal, repair, restoration, or alterations to be borne by Tenant. This clause will not apply to moveable equipment, furniture or moveable trade fixtures owned by Tenant, which may be removed by Tenant at the end of the Term if Tenant is not then in default and if such equipment and furniture are not then subject to any other rights, liens and interests of Landlord. Tenant will have no authority or power, express or implied, to create or cause any construction lien or mechanics' or materialmen's lien or claim of any kind against the Premises, the Park or any portion thereof. Tenant will promptly cause any such liens or claims to be released by payment, bonding or otherwise within 30 days after request by Landlord, and will indemnify Landlord against losses arising out of any such claim including, without limitation, reasonable legal fees and court costs. NOTICE IS HEREBY GIVEN THAT LANDLORD WILL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIAL FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS WILL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES. TENANT WILL DISCLOSE THE FOREGOING PROVISIONS TO ANY CONTRACTOR ENGAGED BY TENANT PROVIDING LABOR, SERVICES OR MATERIAL TO THE PREMISES.

5. INSURANCE AND INDEMNITY.

      5.1 TENANT'S INSURANCE.

            Tenant will throughout the Term (and any other period when Tenant is in possession of the Premises) carry and maintain, at its sole cost and expense, the following types of insurance, which shall provide coverage on an occurrence basis, with respect to the Premises, in the amounts specified with deductible amounts reasonably satisfactory to Landlord and in the form hereinafter provided for:

            (a) COMMERCIAL GENERAL LIABILITY INSURANCE. Commercial general liability insurance covering claims arising from bodily injury and property damage with minimum limits of $1,000,000.00 per occurrence and $2,000,000.00 general aggregate and insuring against legal liability of the insured with respect to the Premises or arising out of the maintenance, use or occupancy thereof. The commercial general liability insurance policy shall include contractual liability coverage.

            (b) COMPREHENSIVE AUTOMOBILE LIABILITY INSURANCE. In the event that Tenant owns or leases vehicles for use in connection with the Premises, comprehensive automobile liability insurance with limits of not less than $1,000,000.00 per occurrence for bodily injury, $500,000.00 per person and $100,000.00 property damage or a combined single limit of $1,000,000.00 covering vehicles owned or leased by Tenant.

            (c) UMBRELLA COVERAGE. Tenant shall also carry and maintain umbrella liability insurance with a limit of not less than $5,000,000.00 per occurrence.

            (d) PROPERTY INSURANCE. Extended or broad form coverage property insurance including plate glass coverage on a replacement cost basis, with coverage equal to not less than 90% of the full replacement value of all personal property, decorations, trade fixtures, furnishings, equipment, alterations, leasehold improvements and betterments made by Tenant, and all other contents located or placed in the premises. In the event any casualty occurs, Tenant agrees to pay the difference between the insurance coverage required to be maintained by this SECTION 5.1(d) and an insurance policy offering coverage of 100% of the full replacement value of the property described in this subparagraph. Tenant's policy will also include business interruption/extra expense coverage in amounts sufficient to insure 6 months of interrupted business operations at the Premises.

            (e) WORKERS' COMPENSATION AND EMPLOYEES' LIABILITY INSURANCE. Workers' Compensation Insurance covering all employees of Tenant, if required by the laws of the State of Florida and Employers' Liability coverage subject to a limit of no less than $100,000.00 each employee, $100,000.00 each accident, and $1,000,000.00 policy limit.

            (f) POLICY FORM. All policies referred to above shall: (i) be taken out with insurers licensed to do business in Florida having an A.M. Best's rating of A-, Class 9, or otherwise approved in advance by Landlord; (ii) name Landlord and Landlord's property manager (if any) as additional insureds on the CGL and automobile liability policies; (iii) be non-contributing with, and shall apply only as primary and not as excess to any other insurance available to Landlord or any mortgagee of Landlord; and (iv) contain an obligation of the insurers to notify Landlord by certified mail not less than 30 days prior to any material change, cancellation, or termination of any such policy. Certificates of insurance on Acord Form 25-S on or before the Commencement Date and thereafter at times of renewal or changes in coverage or insurer, and if required by a mortgagee, copies of such insurance policies certified by an authorized officer of Tenant's insurer as being complete and current, shall be delivered to Landlord promptly upon request. If
(a) Tenant fails to take out or to keep in force any insurance referred to in this SECTION 5.1, or should any such insurance not be approved by either Landlord or any mortgagee, and (b) Tenant does not commence and continue to diligently cure such default within 48 hours after notice by Landlord to Tenant specifying the nature of such default, then Landlord has the right, without assuming any obligation in connection therewith, to procure such insurance at the sole cost of Tenant, and all outlays by Landlord shall be paid by Tenant to Landlord without prejudice to any other rights or remedies of Landlord under this Lease. Tenant shall not keep or use in the Premises any article that may be prohibited by any fire or casualty insurance policy in force from time to time covering the Premises or the Building.

      5.2 LANDLORD'S INSURANCE.

            During the Term, Landlord will carry and maintain the following types of insurance with respect to the Building and Park in such amount or percentage of replacement value as Landlord or its insurance advisor deems reasonable in relation to the age, location, type of construction and physical conditions of the Building and Park and the availability of such insurance at reasonable rates: (i) broad form or extended coverage insurance on the Building (excluding any property with respect to which Tenant and other tenants are obliged to insure pursuant to SECTION 5.1 or similar sections of their respective leases); (ii) public liability and property damage insurance with respect to Landlord's operations in the Building; and (iii) such other forms of insurance as Landlord or its mortgagee reasonably considers advisable. Such insurance shall be in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a similar building, having regard to size, age, and location. Landlord shall have the right to self insure any or all of its liabilities with respect to the Park.

      5.3 RELEASE AND WAIVER OF SUBROGATION RIGHTS.

            The parties hereto, for themselves and anyone claiming through or under them, hereby release and waive any and all rights of recovery, claim, action or cause of action, against each other, their respective agents, directors, officers and employees, for any loss or damage that may occur to the Premises or the Building, and to all property, whether real, personal or mixed, located in the Premises or the Building, by reason of any cause against which the releasing party is actually insured or, regardless of the releasing party's actual insurance coverage, against which the releasing party is required to be insured pursuant to the provisions of SECTIONS 5.1 or 5.2. This mutual release and waiver shall apply regardless of the cause or origin of the loss or damage, including negligence of the parties hereto, their respective agents and employees. Each party agrees to provide the other with reasonable evidence of its insurance carrier's consent to such waiver of subrogation upon request. This SECTION 5.3 supersedes any provision to the contrary which may be contained in this Lease.

      5.4 INDEMNIFICATION OF THE PARTIES.

            5.4.1 TENANT'S INDEMNITY. Tenant hereby agrees to indemnify, defend and hold harmless Landlord from and against any and all liability for any loss, injury or damage, including, without limitation, all costs, expenses, court costs and reasonable attorneys' fees, imposed on Landlord by any person whomsoever that occurs (i) in the Premises, except for any such loss, injury or damage that is caused by or results from the negligence or willful misconduct of Landlord, its employees or agents; or (ii) anywhere in the Park outside of the Premises as a result of the negligence or willful misconduct of Tenant, its employees or agents.

            5.4.2 LANDLORD'S INDEMNITY. Landlord hereby indemnifies Tenant from, and agrees to hold Tenant harmless against, any and all liability for any loss, injury or damage, including, without limitation, all costs, expenses, court costs and reasonable attorneys' fees, imposed on Tenant by any person whomsoever, that occurs in the Building or anywhere in the Park and that is caused by or results from the negligence or willful misconduct of Landlord or its employees or agents.

            The provisions of this SECTION 5.4 shall survive the expiration or earlier termination of this Lease.

6. DAMAGE, DESTRUCTION AND CONDEMNATION

      6.1 DESTRUCTION OR DAMAGE TO PREMISES.

            If the Premises are at any time damaged or destroyed in whole or in part by fire, casualty or other causes, Landlord shall have 45 days from such damage or destruction to determine and inform Tenant whether Landlord will restore the Premises to substantially the condition that existed immediately prior to the occurrence of the casualty. If Landlord elects to rebuild, Landlord shall complete such repairs to the extent of insurance proceeds within 135 days from the end of the 45-day period. If such repairs have not been completed within that 135-day period, and Tenant desires to terminate the Lease as a result thereof, then Tenant must notify Landlord prior to Landlord's completion of the repairs of Tenant's intention to terminate this Lease. Landlord shall then have 10 days after Landlord's receipt of notice of Tenant's election to terminate to complete such repairs (as evidenced by a certificate of completion). If Landlord does complete such repairs prior to the expiration of such 10-day cure period, Tenant shall have no such right to terminate this Lease. If Landlord does not complete any such repairs prior to the expiration of such 10-day cure period, Tenant's termination of this Lease shall be effective without further notice to Landlord. Tenant shall, upon substantial completion by Landlord, promptly and diligently, and at its sole cost and expense, repair and restore any improvements to the Premises made by Tenant to the condition that existed immediately prior to the occurrence of the casualty. If, in Landlord's reasonable estimation, the Premises cannot be restored within 180 days of such damage or destruction, then either Landlord or Tenant may terminate this Lease as of a date specified in such notice, which date shall not be less than 30 nor more than 60 days after the date such notice is given. Until the restoration of the Premises is complete (as evidenced by a certificate of occupancy or a temporary certificate of occupancy), there shall be an abatement or reduction of Base Rent in the same proportion that the square footage of the Premises so damaged or destroyed and under restoration bears to the total square footage of the Premises, unless the damaging event was caused by the negligence or willful misconduct of Tenant, its employees, officers, agents, licensees, invitees, visitors, customers, concessionaires, assignees, subtenants, contractors or subcontractors, in which event there shall be no such abatement.

      Notwithstanding the foregoing provisions of this paragraph, if damage to more than 50% of the Premises or destruction of the Premises shall occur within the last year of the Term, and a reasonable estimate for the time to repair such damage exceeds 90 days, then either party may terminate this Lease upon notice to the other.

      6.2 CONDEMNATION.

            6.2.1 TOTAL OR PARTIAL TAKING.

                If the whole of the Premises (provided that if 60% or more of the Premises are taken, Tenant may deem that all of the Premises are taken), or such portion thereof as will make the Premises unusable, in Landlord's or Tenant's reasonable, good faith judgment, for the purposes leased hereunder, shall be taken by any public authority under the power of eminent domain or sold to public authority under threat or in lieu of such taking, the Term shall cease as of the day possession or title shall be taken by such public authority, whichever is earlier ("TAKING DATE"), whereupon the Rent and all other charges shall be paid up to the Taking Date with a proportionate refund by Landlord of any Rent and all other charges paid for a period subsequent to the Taking Date. If less than the whole of the Premises (or if 60% or more of the Premises is taken and Tenant does not deem that all of the Premises are taken), or less than such portion thereof as will make the Premises unusable as of the Taking Date, is taken, Base Rent and other charges payable to Landlord shall be equitably reduced in proportion to the amount of the Premises taken. If this Lease is not terminated, Landlord shall, within a commercially reasonable period of time, repair any damage to the Premises caused by the taking to the extent necessary to make the Premises reasonably tenantable within the limitations of the available compensation awarded for the taking (exclusive of any amount awarded for land).

            6.2.2 AWARD.

                All compensation awarded or paid upon a total or partial taking of the Premises or Building including the value of the leasehold estate created hereby shall belong to and be the property of Landlord without any participation by Tenant; Tenant shall have no claim to any such award based on Tenant's leasehold interest. However, nothing contained herein shall be construed to preclude Tenant, at its cost, from independently prosecuting any claim directly against the condemning authority in such condemnation proceeding for (i) damage to, or cost of removal and relocation of, stock, trade fixtures, furniture, and other personal property belonging to Tenant, (ii) all loss of business sustained by Tenant as a result of such removal, moving and relocation, and (iii) unamortized expenditures which Tenant may have made for any and all improvements, alterations, modifications or changes to the Premises; provided, however, that no such claim shall diminish or otherwise adversely affect Landlord's award or the award of any mortgagee.

7. MAINTENANCE AND REPAIRS.

      7.1 LANDLORD'S OBLIGATIONS.

            Landlord shall keep the foundation, underground utility systems, including plumbing and electrical, roof and structural portions of exterior walls of the improvements on the Premises and Building, Building life safety systems, and the entrances, sidewalks, corridors, parking areas and other facilities from time to time comprising the Common Areas, in good order, condition and repair. In addition, but subject nevertheless to any applicable waiver of subrogation, Landlord may charge to Tenant as Additional Rent the cost of any repairs of damage to the Building or Common Areas caused by Tenant's acts or omissions. Landlord shall not be obligated to maintain or repair interior windows, interior doors, or the surfaces of interior walls of the Premises. Landlord shall not be obligated to make any repairs under this Section 7.1 until a reasonable time after receipt of a notice from Tenant specifying the need for such repairs and thereafter Landlord shall commence such repairs and diligently and continuously perform same to conclusion.

      7.2 TENANT'S OBLIGATIONS.

            7.2.1 Except as specifically provided to the contrary in SECTION 7.1 above, Tenant shall, at its expense, throughout the Term and all renewals and extensions thereof, maintain in good order, condition and repair the Premises, including but not limited to heating and air conditioning equipment, walls, floors and ceilings, above-ground mechanical and electrical systems and equipment, electric light fixtures, bulbs, tubes and tube casings, doors, floor coverings, dock doors, loading ramps, levelers, above-ground plumbing system and plumbing fixtures, Tenant's signs and utility facilities not maintained by Landlord. Landlord shall use reasonable efforts to extend to Tenant the benefit from warranties on such items, if any, that have been made by Landlord's contractors or vendors and to extend to Tenant, as and if available, any bulk buying power that Landlord may have with such contractors or vendors. If any portion of the Premises or any system or equipment in the Premises which Tenant is obligated to repair cannot be fully repaired, Tenant shall promptly replace the same, regardless of whether the benefit of such replacement extends beyond the Term. Landlord shall, at Tenant's expense, maintain a preventive maintenance contract providing for the regular inspection (at least semi-annual) and maintenance of the heating and air conditioning system by a licensed heating and air conditioning contractor approved by Landlord. The cost of such preventive maintenance contract shall be billed directly by Landlord to Tenant and shall be deemed Additional Rent. Landlord's maintenance, at Tenant's expense, of such preventive maintenance contract shall in no way diminish Tenant's obligation to maintain and repair the heating and air conditioning system. Landlord shall have the right, upon notice to Tenant, to undertake the responsibility for preventive maintenance of any other system or component at Tenant's expense. Tenant shall be responsible for janitorial services and trash removal from the Premises, at Tenant's expense.

            7.2.2 All of Tenant's obligations to maintain and repair shall be accomplished at Tenant's sole expense. If Tenant fails to maintain and repair the Premises as required by this SECTION 7.2.2, Landlord may, on 10 days' prior notice (except that no notice shall be required in case of emergency), enter the Premises and perform such maintenance or repair on behalf of Tenant. In such cases, Tenant shall reimburse Landlord immediately upon demand for all costs incurred in performing such maintenance or repair plus an administration fee equal to 5% of such costs or expenses.

      7.3 CONDITION UPON TERMINATION.

            Upon the termination of the Lease, Tenant shall surrender the Premises to Landlord, broom clean and in good order, condition and repair, except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. However, Tenant shall not be obligated to repair any damage that Landlord is required to repair under SECTION 7.1. Tenant shall repair, at Tenant's expense, any damage to the Premises or Building caused by the removal of any of Tenant's personal property, including but not limited to furniture, machinery and equipment. In no event, however, shall Tenant remove any of the following materials or equipment without Landlord's prior written consent: any power wiring or power panels; lighting or lighting fixtures; millwork and cabinetry; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners, or any other heating or air conditioning equipment; fencing or security gates; plumbing fixtures, water fountains; or other similar building operating equipment and decorations.

8. DEFAULT AND REMEDIES:

      8.1 DEFAULT BY TENANT.

            The following will be events of default by Tenant under this Lease:

            (a) Failure to pay, within 10 days of the due date thereof, any installment of Rent or any other payment required pursuant to this Lease;

            (b) The filing of a petition for bankruptcy or insolvency under any applicable federal or state bankruptcy or insolvency law; an adjudication of bankruptcy or insolvency or an admission that it cannot meet its financial obligations as they become due, or the appointment or a receiver or trustee for all or substantially all of the assets of Tenant; the foregoing shall also apply to each party guaranteeing the obligations of Tenant under the Lease (each, a "GUARANTOR");

            (c) A transfer in fraud of creditors or an assignment for the benefit of creditors, whether by Tenant or any Guarantor;

            (d) Any act by Tenant which results in a lien being filed against the Premises or the Park;

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

            (e) The liquidation, termination or dissolution of Tenant or any Guarantor, or, if Tenant or any Guarantor is a natural person, the death of Tenant or such Guarantor;

            (f) Failure to cure the breach of any provision of this Lease, other than the obligation to pay Rent, within 30 days after notice thereof to Tenant (provided, however, that (1) if such cure cannot reasonably be accomplished within a 30-day period, (2) Tenant has commenced performance of the cure during such 30-day period, and (3) Tenant is diligently prosecuting such cure, then Tenant shall have an additional reasonable period of time to complete such cure);

            (g) Tenant's breach of the same material provision of this Lease, other than the obligation to pay Rent, more than twice in any 12-month period; and

            (h) Failure to restore the Security Deposit pursuant to SECTION
11.2 hereof.

      8.2 REMEDIES.

            Upon the occurrence of any event of default by Tenant, Landlord shall be entitled to the following remedies:

            (a) Landlord may terminate this Lease and dispossess Tenant;

            (b) Landlord may, without terminating or canceling this Lease, declare all Rent to be paid pursuant to this Lease, for the period of 12 months from the date of acceleration, to be immediately due and payable, and thereupon all Rent due hereunder through the end of such 12-month period shall be accelerated and Landlord shall be entitled to recover the amount thereof (In the event of such acceleration, this Lease shall be deemed terminated and Landlord shall use commercially reasonable efforts to relet the Premises and shall credit Tenant, up to the amount of accelerated Rent actually received by Landlord, for the amount of rent actually received from such reletting);

            (c) Landlord may elect to repossess the Premises and to relet the Premises for Tenant's account, holding Tenant liable in damages for all reasonable expenses incurred in any such reletting and for any difference between the amount of Rent received from such reletting and the amount due and payable under the terms of this Lease, as such amounts become due hereunder; and

            (d) Landlord may enter the Premises and take any actions required of Tenant under the terms of this Lease, and Tenant shall reimburse Landlord on demand for any reasonable expenses that Landlord may incur in effecting compliance with Tenant's obligations under this Lease, and Landlord shall not be liable for any damages resulting to Tenant from such action, except for Landlord's gross negligence or willful misconduct.

The above remedies shall be cumulative and shall not preclude Landlord from pursuing any other remedies permitted by law; provided, however, that if Landlord elects to exercise the remedy set forth in subparagraph (b) above, then Landlord may not also exercise the remedy set forth in subparagraph (c), and vice versa. Landlord's election not to enforce one or more of the remedies upon an event of default shall not constitute a waiver. Landlord shall use commercially reasonable efforts to mitigate its damages in the event of a Tenant default; provided, however, that Landlord shall not be obligated to give preference to leasing the Premises over any other comparable and available space in the Park and Landlord shall not be obligated to lease the Premises to any prospective tenant which, in Landlord's sole discretion, does not meet Landlord's typical credit requirements or is not otherwise in keeping with the caliber and quality of the Park.

      8.3 COSTS.

            The non-prevailing party shall pay to the prevailing party on demand all costs incurred by prevailing party, including reasonable attorneys' fees and costs (whether incurred in preparation for or at trial, on appeal, or in bankruptcy), incurred by the prevailing party in enforcing any of the obligations of the non-prevailing party under this Lease. In addition, upon any default by Tenant, Tenant shall also be liable to Landlord for the expenses to which Landlord may be put in re-entering the Premises, reletting the Premises and putting the Premises into the condition necessary for such reletting (including reasonable attorneys' fees and disbursements, marshall's fees, and brokerage fees, in so doing).

      8.4 WAIVER.

            No delay or omission by Landlord in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiescence to, a default.

      8.5 DEFAULT BY LANDLORD.

            In the event of any default by Landlord, except as set forth below, Tenant's exclusive remedy shall be an action for damages, but prior to any such action Tenant will give Landlord notice specifying such default with particularity, and Landlord shall have a period of 30 days following the date of such notice in which to complete the appropriate cure of such default; provided, however, that (i) if such cure cannot reasonably be accomplished within a 30-day period, (ii) Landlord has commenced performance of the cure during such 30-day period, and (iii) Landlord is diligently prosecuting such cure, then Landlord shall have an additional reasonable period of time to complete such cure. If Landlord fails to cure any default within the foregoing time periods, in the event of any default by Landlord, Tenant may cure such default and invoice Landlord for the cost incurred by Tenant in effecting such cure. Landlord shall remit the amount of such invoice to Tenant within 30 days after receipt thereof. Unless and until Landlord fails to commence and diligently pursue the appropriate cure of such default after such notice or complete same within a reasonable period of time, Tenant shall not have any remedy or cause of action by reason thereof. Notwithstanding any provision of this Lease, Landlord shall not at any time have any personal liability under this Lease so long as Landlord maintains equity in the Building of at least 50% of the fair market value thereof ("MINIMUM EQUITY"). In the event of any breach or default by Landlord of any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then-owned by Landlord in the Building, and in no event shall any deficiency judgment be sought or obtained against Landlord provided that Landlord maintains Minimum Equity.

9. PROTECTION OF LENDERS

      9.1 SUBORDINATION AND ATTORNMENT.

            Subject to Landlord's delivery to Tenant of a subordination, non-disturbance and attornment agreement in the form of attached EXHIBIT F, this Lease shall be subject and subordinated at all times to the terms of each and every ground or underlying lease which now exists or may hereafter be executed affecting the Premises under which Landlord shall claim, and to the liens of each and every mortgage and deed of trust in any amount or amounts whatsoever now or hereafter existing encumbering the Premises, Building or the Park, and to all modifications, renewals and replacements thereto without the necessity of having further instruments executed by Tenant to effect such subordination. Tenant, upon demand, shall further evidence its subordination by executing a subordination and attornment agreement in form and substance acceptable to Landlord and its mortgagee or ground lessor, which subordination and attornment agreement may provide, at the option of such mortgagee or ground lessor, that so long as no default or event which with the passing of time or giving of notice would constitute a default exists under this Lease, the peaceable possession of Tenant in and to the Premises for the Term shall not be disturbed in the event of the foreclosure of the subject mortgage or termination of the subject ground or underlying lease affecting the Premises. If Landlord's interest in the Building and/or Park is acquired by any ground lessor, mortgagee, or purchaser at a foreclosure sale or transfer in lieu thereof, Tenant shall attorn to the transferee of or successor to Landlord's interest in the Lease, Premises, Building or Park and recognize such transferee or successor as Landlord under this Lease. Notwithstanding the foregoing, any mortgagee under any mortgage shall have the right at any time to subordinate any such mortgage to this Lease on such terms and subject to such conditions as the mortgagee in its discretion may consider appropriate.

      9.2 ESTOPPEL CERTIFICATES.

            Within 15 days of receipt of a written request from Landlord, any lender or prospective lender of the Building or Park, or at the request of any purchaser or prospective purchaser of the Building or Park, Tenant shall deliver an estoppel certificate, attaching a true and complete copy of this Lease, including all amendments relative thereto, and certifying with particularity, among other things, (i) a description of any renewal or expansion options, if any; (ii) the amount of rent currently and actually paid by Tenant under this Lease; (iii) that the Lease is in full force and effect as modified; (iv) Tenant is in possession of the Premises; (v) stating whether either Landlord or Tenant is in default under the Lease and, if so, summarizing such default(s); and (vi) stating whether Tenant or Landlord has any offsets or claims against the other party and, if so, specifying with particularity the nature and amount of such offset or claim. Landlord shall deliver an estoppel certificate within 15 days of receipt of a written request from Tenant, any lender or prospective lender of Tenant or any assignee approved by Landlord, certifying (i) the status of Tenant's monetary obligations under the Lease; (ii) that, to Landlord's knowledge, Tenant is not in default under the Lease or, if so, summarizing such default(s); (iii) that the Lease is in full force and effect, as modified; and
(iv) whether Tenant or Landlord has any offsets or claims against the other party and if so specifying with particularity the nature and amount of such offset or claim.

      9.3 TENANT'S FINANCIAL CONDITION.

            Within 10 days after written request from Landlord (provided that Landlord shall not deliver any such request more than two times in any calendar year), Tenant shall deliver to Landlord such financial statements as are reasonably required by Landlord to verify the net worth of Tenant, or any assignee, subtenant, or Guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by such lender to facilitate the financing or refinancing of the Building or Park. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth herein.

10. TELECOMMUNICATIONS.

      Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. All installations of telecommunications equipment and wires shall be accomplished pursuant to plans and specifications approved in advance in writing by Landlord. Unless Landlord otherwise requests or consents in writing, all of Tenant's telecommunications equipment shall be and remain solely in the Premises and the telephone closet(s) on the floor(s) on which the Premises is located, in accordance with rules and regulations adopted by Landlord from time to time. Landlord shall have no responsibility for the maintenance of Tenant's telecommunications equipment, including wire; nor for any wiring or other infrastructure to which Tenant's telecommunications equipment may be connected. Tenant agrees that, to the extent any such service is interrupted, curtailed or discontinued from any cause whatsoever, whether or not such loss, or damage results from any fault, default, negligence, act or omission of Landlord or its agents, servants, employees, or any other person for whom Landlord is in law responsible, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its expense to obtain substitute service.

      Landlord shall have the right, upon reasonable prior notice to Tenant, to interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with the operation of the Building or installation of telecommunications equipment for other tenants of the Building.

      Any and all telecommunications equipment installed in the Premises or elsewhere in the Building by or on behalf of Tenant, including wiring or other facilities for telecommunications transmittal, shall be removed prior to the expiration or earlier termination of the Term, by Tenant at its sole cost or, at Landlord's election, by Landlord at Tenant's sole cost, with the cost thereof to be paid as Additional Rent.

      In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, no such provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord's approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standard, unless all of the following conditions are satisfied to Landlord's satisfaction, it shall be reasonable for Landlord to refuse to give its approval: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider's provision of its services, including without limitation, the costs of installation, materials and services; (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the provider; (iii) the provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Building, the tenants of the Building and Landlord, in the same or similar manner as Landlord has the right to protect itself and the Building with respect to alterations as described in SECTION 4.2 of this Lease; (iv) Landlord reasonably determines that there is sufficient space in the Building for the placement of all of the provider's equipment and materials; (v) the provider agrees to abide by Landlord's requirements, if any, that provider use existing Building conduits and pipes or use building contractors (or other contractors approved by Landlord); (vi) Landlord receives from the provider such compensation as is reasonably determined by Landlord to compensate it for space used in the Building for the storage and maintenance of the provider's equipment, for the fair market value of a provider's access to the Building, and the costs which may reasonably be expected to be incurred by Landlord; (vii) the provider agrees to deliver to Landlord detailed "as built" plans immediately after the installation of the provider's equipment is complete; and (viii) all of the foregoing matters are documented in a written license or other agreement between Landlord and the provider, the form and content of which is reasonably satisfactory to Landlord.

      Notwithstanding any provision of the preceding paragraphs to the contrary, the refusal of Landlord to grant its approval to any prospective telecommunications provider shall not be deemed a default or breach by Landlord of its obligation under this Lease unless and until Landlord is adjudicated to have acted recklessly or maliciously with respect to Tenant's request for approval, and in that event, Tenant shall still have no right to terminate the Lease or claim an entitlement to rent abatement, but may as Tenant's sole and exclusive recourse seek a judicial order of specific performance compelling Landlord to grant its approval as to the perspective provider in question. The provisions of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party, and specifically but without limitation, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease.

      Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, within the Premises or the Building, without Landlord's prior written consent. Such consent may be conditioned in such a manner so as to protect Landlord's financial interests and the interests of the Building, and the other tenants therein, in a manner similar to the arrangements described in the immediately preceding paragraphs.

      In the event that telecommunications equipment, wiring and facilities installed by or at the request of Tenant within the Premises, or elsewhere within the Building causes interference to equipment used by another party, Tenant shall assume all liability related to such interference, Tenant shall use reasonable efforts, and shall cooperate with Landlord and other parties, to promptly eliminate such interference. In the event that Tenant is unable to do so, Tenant shall substitute alternative equipment which remedies the situation. If such interference persists, Tenant shall discontinue the use of such equipment, and, at Landlord's discretion, remove such equipment according to foregoing specifications.

11.   MISCELLANEOUS PROVISIONS.

      11.1  LANDLORD'S LIABILITY: CERTAIN DUTIES.

            As used in the Lease, the term "Landlord" means only the owner of the fee title to the Building or the leasehold estate under a ground lease of the Building at the time in question. Each landlord is obligated to perform the obligations of Landlord under this Lease only during the time such landlord owns such interest or title. Any landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer, provided that such transfer is not for the primary purpose of avoiding such obligations. However, each landlord shall deliver to its transferee all funds previously paid by Tenant including the Security Deposit if such funds have not yet been applied under the terms of this Lease.

      11.2  SECURITY DEPOSIT.

            Upon Tenant's execution of this Lease, Tenant shall deposit with Landlord a cash security deposit in the amount of $67,233.00 (the "SECURITY DEPOSIT"). The Security Deposit represents security for the faithful performance and observance by Tenant of each and every term and covenant of this Lease. Landlord may apply all or part of the Security Deposit to any unpaid Rent or other charges due from Tenant or to cure any other default of Tenant that is not cured within any applicable notice and cure or grace period. The Security Deposit shall not constitute liquidated damages. If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within 10 days after Landlord's written request. No interest shall be paid to Tenant on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts, and no trust relationship is created with respect to the Security Deposit. Landlord shall return the Security Deposit to Tenant promptly after expiration or earlier termination of the Lease; provided, however, that Landlord shall not be obligated to return the Security Deposit to Tenant upon the expiration or earlier termination of the Lease unless and until all of the following events occur: (i) the payment in full of all Rent due pursuant to the Lease; (ii) the repair of any and all damage (other than from ordinary wear and tear) to the Premises not caused by Landlord or any of its agents or employees); and (iii) the reconciliation of Operating Expenses for the year in which the Lease expires or terminates.

            Landlord agrees that Tenant may provide the Security Deposit in the form of an unconditional and irrevocable standby letter of credit in favor of Landlord having a term of not less than one (1) year (the "LETTER OF CREDIT"). Any such Letter of Credit shall: (i) be in form and substance acceptable to Landlord in Landlord's sole discretion; (ii) be issued by a national banking association maintaining offices in the United States of America acceptable to Landlord in Landlord's sole discretion (the "BANK"); (iii) be available for draw by Landlord at an office of the Bank located in the United States of America;
(iv) be governed by the International Standby Practices set by the International Chamber of Commerce; (v) provide that Landlord shall be entitled to draw upon the Letter of Credit upon demand, without prior notice to Tenant, upon presentation to the Bank of the Letter of Credit and a statement by Landlord that Tenant is in uncured default under this Lease beyond any applicable notice, grace or cure period; (vi) permit partial drawings; (vii) be transferable; and
(viii) if the Letter of Credit contains an expiration date, then, prior to or upon such expiration date, the Letter of Credit shall automatically renew on the same terms and conditions so that the Letter of Credit continuously remains in full force and effect.

      11.3  INTERPRETATION.

            The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant the term "Tenant" shall include Tenant's agents and employees. This Lease will not be construed more or less favorably with respect to either party as a consequence of the Lease or various provisions hereof having been drafted by one of the parties hereto.

      11.4  INCORPORATION OF PRIOR AGREEMENTS; MODIFICATIONS.

            This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements either oral or otherwise are effective unless embodied herein. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

      11.5  NOTICES.

            Any notice or document (other than rent) required or permitted to be delivered by the terms of this Lease shall be in writing and delivered by hand delivery, certified mail (with postage prepaid and return receipt requested) or guaranteed overnight delivery service. Notices to Tenant shall be delivered to the address specified in the introductory paragraph of this Lease, except that upon Tenant's taking possession of the Premises, the Premises shall be Tenant's address for notice purposes. Notices to Landlord shall be delivered to the address specified in the introductory paragraph of this Lease, with a copy to Flagler Development Company, 10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, Florida 32256, Attention: Legal Department. All notices shall be effective upon delivery or attempted delivery. Either party may change its notice address upon notice to the other party, given in accordance herewith by an authorized officer, partner, or principal.

      11.6  RADON GAS NOTICE.

            Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

      11.7  WAIVERS.

            All waivers must be in writing and signed by the waiving party. Landlord's failure to enforce any provision of this Lease or its acceptance of Rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

      11.8  NO RECORDATION.

            Tenant shall not record this Lease or any memorandum of lease without prior written consent from Landlord; provided, however, that upon Tenant's request, the parties shall execute and deliver a memorandum of lease in recordable form and otherwise in form and substance reasonably acceptable to the parties, which Tenant may record at Tenant's expense.

      11.9  [Intentionally Deleted].

      11.10 FORCE MAJEURE.

            The performance by either party to this Lease of its obligations (except the payment of Rent or other sums of money) shall be excused by delays attributable to events beyond that party's control for a period of time that is sufficient for the party to perform its obligations after the cessation of the Force Majeure event acting in a diligent, commercially reasonable manner. Events beyond a party's control include, but are not limited to, acts of the other party, acts of God (including reasonable preparation therefore), war, civil commotion, labor disputes, strikes, fire, flood or other casualty, failure of power, shortages of labor or material, government action, regulation or restriction (including extraordinary delay in the issuance of any permit, permit approval or building permit inspection) and unusually inclement weather conditions. Events beyond a party's control shall not include changes in economic or market conditions, or financial or internal problems of the non-performing party, or problems that can be satisfied by the payment of money.

      11.11 EXECUTION OF LEASE.

            Submission or preparation of this Lease by landlord shall not constitute an offer by Landlord or option for the Premises, and this Lease shall constitute an offer, acceptance or contract only as expressly specified by the terms of this SECTION 11.11. In the event that Tenant executes this Lease first, such action shall constitute an offer to Landlord, which may be accepted by Landlord by executing this Lease, and once this Lease is so executed by Landlord, such offer may not be revoked by Tenant and this Lease shall become a binding contract. In the event that Landlord executes this Lease first, such action shall constitute an offer to Tenant, which may be accepted by Tenant only by delivery to Landlord of a fully executed copy of this Lease, together with a fully executed copy of any and all guaranty agreements and addenda provided that in the event that any party other than Landlord makes any material or minor alteration of any nature whatsoever to any of said documents, then such action shall merely constitute a counteroffer, which Landlord, may, at Landlord's election, accept or reject. Notwithstanding that the Commencement Date may occur and the Term may commence after the date of execution of this Lease, upon delivery and acceptance of this Lease in accordance with the terms of this Lease, this Lease shall be fully effective, and in full force and effect and valid and binding against the parties in accordance with, but on and subject to, the terms and conditions of this Lease.

      11.12 AUTHORITY.

            11.12.1 TENANT'S AUTHORITY. As a material inducement to Landlord to enter into this Lease, Tenant, intending that Landlord rely thereon, represents and warrants to Landlord that:

            (i) Tenant and the party executing on behalf of Tenant are fully and properly authorized to execute and enter into this Lease on behalf of Tenant and to deliver this Lease to Landlord;

            (ii) This Lease constitutes a valid and binding obligation of Tenant, enforceable against Tenant in accordance with the terms of this Lease;

            (iii) Tenant is duly organized, validly existing and in good standing under the laws of the state of Tenant's organization and has full power and authority to enter into this Lease, to perform Tenant's obligations under this Lease in accordance with the terms of this Lease, and to transact business in the state in which the Premises are located; and

            (iv) The execution of this Lease by the individual or individuals executing this Lease on behalf of Tenant, and the performance by Tenant of Tenant's obligation under this Lease, have been duly authorized and approved by all necessary corporate or partnership action, as the case may be, and the execution, delivery and performance of this Lease by Tenant is not in conflict with Tenant's bylaws or articles of incorporation (if a corporation), agreement of partnership (if a partnership), and other charters, agreements, rules or regulations governing Tenant's business as any of the foregoing may have been supplemented or amended in any manner.

            11.12.2 LANDLORD'S AUTHORITY. As a material inducement to Tenant to enter into this Lease, Landlord, intending that Tenant rely thereon, represents and warrants to Tenant that:

            (i) Landlord and the party executing on behalf of Landlord are fully and properly authorized to execute and enter into this Lease on behalf of Landlord and to deliver this Lease to Tenant;

            (ii) This Lease constitutes a valid and binding obligation of Landlord, enforceable against Landlord in accordance with the terms of this Lease;

            (iii) Landlord is duly organized, validly existing and in good standing under the laws of the state of Landlord's organization and has full power and authority to enter into this Lease, to perform Landlord's obligations under this Lease in accordance with the terms of this Lease, and to transact business in the state in which the Premises are located; and

            (iv) The execution of this Lease by the individual or individuals executing this Lease on behalf of Landlord, and the performance by Landlord of Landlord's obligation under this Lease, have been duly authorized and approved by all necessary corporate or partnership action, as the case may be, and the execution, delivery and performance of this Lease by Landlord is not in conflict with Landlord's bylaws or articles of incorporation (if a corporation), agreement of partnership (if a partnership), and other charters, agreements, rules or regulations governing Landlord's business as any of the foregoing may have been supplemented or amended in any manner.

      11.13 FLORIDA LAW.

            This Lease shall be governed by the laws of the State of Florida.

      11.14 COUNTERPART.

            This Lease may be executed in multiple counterparts, each counterpart of which shall be deemed an original and any of which shall be deemed to be complete of itself and may be introduced into evidence or used for any purpose without the production of the other counterpart or counterparts.

      11.15 HOLDING OVER.

            If Tenant remains in possession of the Premises after expiration of the Term without Landlord's written consent and without any express agreement between the parties on an extension of the Term, Tenant shall be a tenant at sufferance as provided in
Section 83.04, Florida Statutes, and such tenancy shall be subject to the provisions thereof. Nothing in this paragraph shall be construed as the consent of Landlord to Tenant's possession of the Premises after the expiration of the Term.

      11.16 TIME IS OF THE ESSENCE.

            Time is of the essence of this Lease and all provisions contained herein.

      11.17 APPROVAL OF PLANS AND SPECIFICATIONS.

            Neither review nor approval by or on behalf of Landlord of any Tenant's plans for initial tenant work in the Premises nor any plans and specifications for any Tenant alterations or any other work shall constitute a representation or warranty by Landlord, any of Landlord's beneficiaries, the managing agent of the Building or Park or any of their respective agents, partners or employees that such plans and specifications either (i) are complete or suitable for their intended purpose, or (ii) comply with Applicable Laws, or
(iii) can be completed within any particular time frame or construction schedule, it being expressly agreed by Tenant that neither Landlord, nor any of Landlord's beneficiaries, nor the managing agent of the Building or Park nor any of their respective agents, partners or employees assume any responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability, compliance or completion.

      11.18 RELATIONSHIP.

            Landlord and Tenant disclaim any intention to create a joint venture, partnership or agency relationship.

      11.19 BROKER'S FEE.

            Tenant covenants, represents and warrants that Cushman & Wakefield of Florida, Inc. ("BROKER") has served as Tenant's exclusive representative in connection with the negotiation and consummation of this Lease. Flagler Development Realty, Inc. ("FDR") is the sole broker with whom Landlord has dealt in this transaction and Landlord agrees to pay any commissions due FDR. Tenant acknowledges that FDR represents solely Landlord with respect to this transaction. Landlord agrees to pay any commissions due Broker as set forth separately between Broker and FDR. Tenant agrees to indemnify Landlord against any loss, liability, or expense (including reasonable attorney's fees and costs) arising out of claims for fees or commissions from anyone other than Broker or FDR claiming to have represented Tenant in connection with the lease of the Premises. Landlord agrees to indemnify Tenant against any loss, liability, or expense (including reasonable attorney's fees and costs) arising out of claims for fees or commissions from anyone claiming to have represented Landlord in connection with the lease of the Premises. The obligations of the parties pursuant to this SECTION 11.19 shall survive the expiration or earlier termination of this Lease.

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

      11.20 WAIVER OF TRIAL BY JURY.

            LANDLORD AND TENANT EACH HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.

      11.21 RIDERS AND EXHIBITS.

            All Exhibits attached hereto and referenced herein shall be deemed to be a part hereof and are hereby incorporated in this Lease.

      11.22 TENANT ASSIGNMENT.

            Tenant will not assign this Lease, in whole or in part, or sublease the Premises, in whole or in part, without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned, or delayed, subject to Landlord's right of recapture set forth below, and in no event will Tenant be released from any obligation or liability under this Lease following any such assignment or sublease. Notwithstanding the foregoing to the contrary, Landlord may, in Landlord's sole and absolute discretion, approve or disapprove any proposed assignment or sublease by Tenant to an existing occupant of any space in the Park or an affiliate of any such occupant. No sublessee of the Premises or any portion thereof, may further assign or sublease its interest in the Premises or any portion thereof. All legal fees and expenses incurred by Landlord in connection with the review by Landlord of Tenant's requested assignment or sublease pursuant to this Section, together with any reasonable legal fees and disbursements incurred in the preparation and/or review of any documentation, will be paid by Tenant within 30 days of invoice for payment thereof, as Additional Rent. If the rent due and payable by any assignee or sublessee(s) under any permitted assignment or sublease(s) exceeds the Rent payable under this Lease for such space, Tenant will pay to Landlord 50% of such excess rent and other excess consideration (net of any reasonable brokerage fees or costs of improvements paid by Tenant in connection with such assignment or sublease(s) amortized over the term of the assignment or sublease(s)) within 10 days following receipt thereof by Tenant. Notwithstanding the foregoing, Tenant may assign this Lease to an Affiliate, as defined below, at any time without Landlord's consent. For purposes of this Section, an Affiliate shall be any entity that, at all times from and after the date of the assignment of this Lease, either (i) owns at least fifty one percent (51%) of the voting shares or interests of the original Tenant under this Lease; (ii) has at least fifty one percent (51%) of its voting shares or interests owned by an entity that owns at least fifty one percent (51%) of the voting shares or interests of the original Tenant under this Lease; (iii) has at least fifty one percent (51%) of its voting share or interests owned by the original Tenant under this Lease; or (iv) results from a merger or consolidation of the original Tenant under this Lease with another entity.

            Within 15 days after Landlord's receipt of Tenant's request for Landlord's consent to a proposed assignment or sublease, excluding any assignment or sublease to an Affiliate of

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

Tenant, Landlord shall have the right to require Tenant to reconvey to Landlord that portion of the Premises which Tenant is seeking to assign or sublet. Tenant shall reconvey that portion of the Premises in consideration of Landlord's release of Tenant from all future Rent and other obligations, which would not otherwise survive termination of the Lease, with respect to the portion of the Premises so reconveyed. Any such reconveyance shall be evidenced by an agreement reasonably acceptable to Landlord and Tenant in form and substance.

      11.23 LANDLORD ASSIGNMENT.

            Subject to the terms of SECTION 11.1 hereof, Landlord will have the right to sell, transfer or assign, in whole or in part, its rights and obligations under this Lease, and any such sale, transfer or assignment will operate to release Landlord from any and all liability under this Lease arising after the date of such sale, assignment or transfer.

      11.24 REPRESENTATIONS OF LANDLORD.

            Landlord represents and warrants to Tenant, to the actual knowledge of Landlord, as of the date of this Lease, as follows:

            (a) That, except as set forth in the Phase I, there has been no release of Hazardous Materials at the Premises in violation of any Applicable Laws; and

            (b) There are no material construction defects in the Building.

As used herein, the "actual knowledge of Landlord" shall be deemed to mean only the actual knowledge of Shane Soefker, who is the Vice-President of Landlord and Project Director of the Park, without independent investigation, and no other person or entity.

      IN WITNESS WHEREOF, Tenant and Landlord have caused this Lease to be duly executed in duplicate as of the date first above written by their respective duly authorized officers, agents or attorneys in fact as the case may be.

SIGNED, SEALED AND DELIVERED
IN THE PRESENCE OF:

                                         FMI INTERNATIONAL LLC, A
                                         Delaware limited liability company

/s/ JOSEPH CANGELOSI                     By: /s/ Gregory DeSaye
-------------------------                    -------------------------------
Name: JOSEPH CANGELOSI                          Gregory DeSaye
                                                Chairman
/s/ JUAN Rocio
-------------------------                By: /s/ Neil Devine
Name: JUAN Rocio                             -------------------------------
                                                Neil Devine
_________________________                       Chief Financial Officer
Name: ___________________
                                         Date: 09/19/2006
_________________________                      -----------------------------
Name: ___________________                       (Corporate Seal)

                                         FLAGLER DEVELOPMENT
                                         COMPANY, a Florida corporation

                                         By: ________________________________
                                                 Keith A. Tickell
                                                 Senior Vice President & CFO

                                         Date: ______________________________
                                                 (Corporate Seal)

                                       34